Exhibit 8.1

One Embarcadero Center

18th Floor

San Francisco, California 94111-3600

(415) 984-8200

Fax: (415) 984-8300

May 13, 2011

GigOptix, Inc.

2300 Geng Road, Suite 250

Palo Alto, CA 94303

Ladies and Gentlemen:

We have acted as counsel to GigOptix, Inc., a Delaware corporation (“GigOptix”), in connection with the Merger, as defined in the Agreement and Plan of Merger, dated as of February 4, 2011 (the “Agreement”), by and among GigOptix, Aerie Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of GigOptix (“Merger Sub”), and Endwave Corporation, a Delaware corporation (“Endwave”). This opinion is being delivered in connection with the Registration Statement on Form S-4, which includes the proxy statement/prospectus, filed on March 4, 2011, as amended through the effective date thereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by GigOptix, Merger Sub and Endwave, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of GigOptix, Merger Sub and Endwave (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge. Our opinion assumes and is

GigOptix, Inc.

May 13, 2011

expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by GigOptix, Merger Sub and Endwave, including those set forth in the Representation Letters.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon the foregoing, we are of the opinion that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) the description in the Registration Statement, under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is a complete and accurate summary of the material United States federal income tax consequences of the Merger, in the case of both (i) and (ii) subject to the limitations and qualifications set forth therein and in this opinion letter.

Except as expressly set forth above, we express no other opinion. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record,

GigOptix, Inc.

May 13, 2011

statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Nixon Peabody LLP